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                                                                      EXHIBIT 21

                           Subsidiaries of Registrant


The following entities are subsidiaries of Famous Dave's of America, Inc.:

         1.       D&D of Minnesota, Inc., a Minnesota corporation;

         2.       Lake & Hennepin BBQ and Blues, Inc., a Minnesota corporation;

         3.       Famous Dave's RIBS, Inc., a Minnesota corporation;

                  (i) Famous Dave's RIBS of Maryland, Inc., a Minnesota corporation (subsidiary of Famous Dave's RIBS, Inc.)

         4.       Famous Dave's RIBS-U Inc., a Minnesota corporation;

         5.       Minwood Partners, Inc., a Delaware corporation;

         6.       Famous Dave's of Kansas, Inc., a Kansas corporation;

         7.       FDA Properties, Inc., a Delaware corporation.